STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made effective the 30th day of June, 2010 by and between MAJID HADITAGHI, an individual residing in Richmond Hill, Canada, (the "Seller") who is a majority shareholder of MoneyLogix Group, Inc. (the “Company”) and ROSCOE INVESTMENT INTERNATIONAL LLC., a company residing in Dubai (the "Purchaser").

RECITALS

WHEREAS, the Seller, the majority shareholder, owns shares of the common stock, par value $.001 per share of the Company; and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, 71,200,000 shares of Common Stock (the “Shares”), at a purchase price of $71,200.00 (the “Purchase Price”) on and subject to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and, other good and valuable consideration, the parties hereto agree as follows:

1.	Authorization, Sale and Issuance of Shares and Options

1.1           Authorization On the Closing (as defined in Section 2.1 below), the Seller shall authorize the issuance and shall cause the Shares to be transferred to the Purchaser at a purchase price of one tenth of a cent (USD $0.001) per Share for an aggregate value of USD $71,200.00 (the "Purchase Price").

1.2           Sale and Issuance of the Shares Subject to the terms and conditions hereof the Seller shall sell and Purchaser shall purchase the Shares at the Closing, as defined below.

2.	Closing

2.1           Closing:  The closing of the purchase and sale of the Shares (the "Closing") shall be held at the offices of the Seller on or before 5:00 P.M. EST on June 30th, 2010, or at such other time and place as the Seller and the Purchaser may agree in writing (the "Closing").

2.2           Payment:  On June 30th, 2010, the Purchaser shall make a payment to the Seller of $71,200.00 via certified check or wire transfer.

2.3           Delivery:  Subject to the terms of this Agreement, within twenty (20) days of the Closing, the Seller will deliver to the Purchaser the certificates representing the Shares to be purchased by the Purchaser from the Seller.

3.            Representations and Warranties of the Seller The Seller hereby represents and warrants to the Purchaser as of the Closing date as follows:

(a)           Authority. The Seller has all necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions provided for herein. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by the Seller does not and will not violate any provision of any law, regulation or order, or conflict with or result in the breach of, or constitute a default under, any material agreement or instrument to which the Seller is a party or by which the Seller may be bound or affected.

(b)           Title. The Seller has good and marketable title to the Shares free and clear of all liens and encumbrances.

(c)           Duly Endorsed. Seller hereby represents and warrants to the Buyer that certificates representing the Shares will be duly endorsed upon their transfer to the Buyer.

4.             Representations and Warranties of Purchaser and Restrictions on Transfer Imposed by the Securities Act.

4.1           Representations and Warranties by the Purchaser The Purchaser represents and warrants to the Seller as follows:

(a)           Investment Intent  This Agreement is made with the Purchaser in reliance upon the Purchaser's representations to the Seller, evidenced by the Purchaser's execution of this Agreement, that the Purchaser is acquiring the Shares for investment for the Purchaser's own account, not as nominee or agent, and not with a view to or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act and applicable law. The Purchaser has the full right, power, and authority to enter into and perform this Agreement.

(b)           Shares Not Registered  The Purchaser understands and acknowledges that the offering of the Shares pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration under the Securities Act pursuant to Section 4(2) thereof and exempt from registration pursuant to applicable state securities or blue sky laws, and that the Seller's reliance upon such exemptions is predicated upon such Purchaser's representations set forth in this Agreement. The Purchaser acknowledges and understands that the Shares must be held indefinitely unless the Shares are subsequently registered under the Securities Act and qualified under state law or unless an exemption from such registration and such qualification is available.

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 (c)           Knowledge and Experience The Purchaser (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Purchaser's prospective investment in the Shares; (ii) has the ability to bear the economic risks of the Purchaser's prospective investment; (iii) has been furnished with and had access to such information as the Purchaser has considered necessary to make a determination as to the purchase of the Shares together with such additional information as is necessary to verify the accuracy of the information supplied; (iv) has had all questions which have been asked by the Purchaser satisfactorily answered by the Seller; and (v) has not been offered the Shares by any form of advertisement, article, notice, or other communication published in any newspaper, magazine, or similar medium; or broadcast over television or radio; or any seminar or meeting whose attendees have been invited by any such medium.

(d)           Not organized to Purchase.  The Purchaser has not been organized for the purpose of purchasing the Shares.

(e)           Affiliate Status.  The Seller is an affiliate of the Company or its predecessor(s); as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”).

4.2           Legends Each certificate representing the Shares shall be endorsed with the following legends:

(a)           Federal Legend. The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") and are "restricted securities" as defined in rule 144 promulgated under the Act. The securities may not be sold or offered for sale or otherwise distributed except (i) in conjunction with an effective registration statement for the shares under the Act, or (ii) pursuant to an opinion of counsel, satisfactory to the Seller, that such registration or compliance is not required as to said sale, offer, or distribution.

(b)           Other Legends. With respect to any other legends required by applicable law, the Seller need not register a transfer of legended Shares, and may also instruct its transfer agent not to register the transfer of the Shares, unless the conditions specified in such legend is satisfied.

4.3           Rule 144.  The Purchaser is aware of the adoption of Rule 144 by the SEC promulgated under the Securities Act, which permits limited public resale of securities acquired in a nonpublic offering, subject to the satisfaction of certain conditions. The Purchaser understands that under Rule 144, the conditions include, among other things: the availability of certain, current public information about the issuer and the resale occurring not less than one year after the party has purchased and paid for the securities to be sold.

5.             Conditions to Closing

5.1           Conditions to the Purchaser's Obligations The obligations of the Purchaser to purchase the Shares at the Closing are subject to the fulfillment to its satisfaction, on or prior to the Closing, of the following conditions, any of which may be waived in accordance with the provisions hereof:

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(a)           Representations and Warranties Correct: Performance of Obligations The representations and warranties made by the Seller in Section 3 hereof shall be true and correct when made and at the Closing. The Seller's business and assets shall not have been adversely affected in any material way prior to the Closing. The Seller shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

(b)           Consents and Waivers The Seller shall have obtained in a timely fashion any and all consents, permits, and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

5.2           Conditions to Obligations of the Seller The Seller's obligation to sell the Shares at the Closing is subject to the condition that the representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct when made, and on the Closing.

6.	Registration Rights

The Purchaser is not entitled to any registration rights under this Agreement or associated with the purchase of the Shares. The purchase shall be subject to such private restrictions on the transfer of the Shares as are designated from time to time by the Seller or its investment bankers or underwriters.

7.             Miscellaneous

7.1           Governing Law This Agreement shall be governed in all respects by the laws of the State of Nevada as such laws are applied to agreements between residents entered into and to be performed entirely within the State of Nevada.

7.2           Survival  The representations, warranties, covenants and agreements made herein shall survive the Closing of the transactions contemplated hereby, notwithstanding any investigation made by the Purchaser. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Seller pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Seller hereunder as of the date of such certificate or instrument.

7.3           Successors and Assigns Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

7.4           Entire Agreement This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and they supersede, merge, and render void every other prior written and/or oral understanding or agreement among or between the parties hereto.

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7.5           Notices, etc All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally, mailed by first class mail, postage prepaid, or delivered by courier or overnight delivery, addressed (a) if to a Purchaser, at such Purchaser's address set forth on the Schedule of Purchaser, or at such other address as such Purchaser shall have furnished to the Seller in writing, or (b) if to the Seller, at its address set forth at the beginning of this Agreement, or at such other address as the Seller shall have furnished to the Purchaser in writing. Notices that are mailed shall be deemed received five (5) days after deposit in the United States mail. Notices sent by courier or overnight delivery shall be deemed received two (2) days after they have been so sent.

7.6           Severability In case any provision of this Agreement shall be found by a court of law to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.7           Finder's Fees and Other Fees

(a)           The Seller (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (ii) hereby agrees to indemnify and to hold Purchaser harmless from and against any liability for commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Seller, or any of its employees or representatives, is responsible.

(b)           The Purchaser (i) represents and warrants that the Purchaser has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (ii) hereby agrees to indemnify and to hold the Seller harmless from and against any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser is responsible.

7.8           Expenses The Seller and the Purchaser shall each bear their own expenses and legal fees in connection with the consummation of this transaction.

7.9           Titles and Subtitles The titles of the sections and subsections of this Agreement are for convenience of reference and are not to be considered in construing this Agreement.

7.10           Counterparts This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

7.11           Delays or Omissions No delay or omission to exercise any right, power, or remedy accruing to the Seller or to any holder of any securities issued or to be issued hereunder shall impair any such right, power, or remedy of the Seller or such holder, nor shall it be construed to be a waiver of any breach or default under this Agreement, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any failure to exercise any right, power, or remedy or any waiver of any single breach or a waiver of any other right, power, or remedy or breach or default theretofore or thereafter occurring. All remedies, either under this Agreement, or by law or otherwise afforded to the Seller or any holder, shall be cumulative and not alternative.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 30th day of June 2010.

SELLER:		PURCHASER:

MAJID HADITAGHI		ROSCOE INVESTMENT INTERNATIONAL LLC

By:	/s/ Majid Haditaghi	By:	/s/ Nasser Gulmani Henareh
Name: Majid Haditaghi		Name: Nasser Gulmani Henareh
Title: President		Title: President

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